Exhibit 99.1

FOR IMMEDIATE RELEASE

Satellite Security Corporation Secures $3.3 Million Debt Funding;

appoints Chief Financial Officer

SAN DIEGO, July 18, 2006/PRNewswire-FirstCall/ — Satellite Security Corporation (OTC Bulletin Board: SSCY) announced today that it has closed a $3.3 million financing transaction. The transaction involved the sale of $3.3 million of Secured Convertible Promissory Notes, 21,607,465 Series A Warrants and 18,006,221 Series B Warrants, and resulted in net proceeds to the Company of $2,947,500 after deduction of finder’s fees and expenses.

The Secured Convertible Promissory Notes bear interest at the rate of 10%. Payments of accrued and unpaid interest are due quarterly, with all outstanding principal and accrued and unpaid interest due and payable on July 13, 2009. The obligations under the Secured Convertible Promissory Notes are secured by a lien on substantially all of the Company’s assets, including its ownership interest in current and future subsidiaries. The holders of the Secured Convertible Promissory Notes have the right, at their election, to convert outstanding interest and principal into shares of the Company’s common stock at any time at a conversion price equal to seventy-five percent (75%) of the Company’s volume weighted average price as reported on the OTC Bulletin Board for the five (5) day period prior to the conversion.

The Series A Warrants are five (5) year warrants to purchase the Company’s common stock at a price of $0.13 per share. The Series B Warrants are five (5) year warrants to purchase the Company’s common stock at a price of $0.14 per share. Each of the Series A Warrants and Series B Warrants contain full-ratchet anti-dilution protection.

The use of proceeds from this transaction shall include the repayment of the $540,000 payment obligation incurred by Satellite and due on August 31, 2006, pursuant to that certain Secured Note with Double U Master Fund LP, as well as other general working capital purposes.

The Secured Convertible Promissory Notes, the Series A Warrants and Series B Warrants were issued to accredited investors in a private placement transaction in accordance with Rule 506 under Regulation D of the Securities Act of 1933. The Company has agreed with the investors to register the resale of the shares issuable upon conversion and exercise of the Secured Convertible Promissory Notes and the Series A and Series B Warrants.

In connection with the financing, The Aston Organization, Ltd. and Zirk Engelbrecht (the “Lenders”) have converted their outstanding promissory note in the principal amount of $1.14 million dollars at $0.11 per share, resulting in the issuance of 10,363,636 shares of the Company’s common stock to the Lenders.

John Phillips, President and CEO of Satellite, commented, “I am very pleased in the confidence new investors have shown in our growth and overall business model. This round of financing will enable us to continue growing and diversifying our business while making the investments in sales and marketing that are required at this stage of our growth. We are excited about the opportunities that lie ahead, and are confident that our business strategy will result in unique solutions for our current and targeted customer base.”

Satellite also announced that Aidan Shields has been appointed as the Chief Financial Officer of Satellite, effective July 14, 2006. Mr. Shields has been working as an independent contractor to Satellite since June 2006.

Mr. Shields is originally from the Republic of Ireland, where he trained with Peat Marwick in the early nineties to qualify as a Chartered Accountant. Since coming to the United States in 1994, Mr. Shields spent almost 11 years working with Gap Inc., in San Francisco, and was appointed as the CFO of their Outlet Division in November, 2003. In August, 2005, Mr. Shields and his wife moved to San Diego to pursue opportunities in the retail and banking industries. Prior to joining Satellite Security Corporation, Mr. Shields was the CFO at a start up merchant bank in San Diego which was subsequently sold in March of 2006.

About Satellite Security Corporation

Satellite, through its subsidiary, Satellite Security Systems (“S3”), provides GPS-based solutions to ensure the security of personnel, vehicles and equipment, while automating and streamlining business processes in order to reduce costs. The cornerstone of the S3’s offering, GlobalGuard(TM), is a state-of-the-art GPS tracking system that provides unsurpassed reliability, power, and flexibility.

GlobalGuard(TM) technology combines global positioning, satellite, and wireless communications together with advanced software engineering and services to produce a state-of-the-art system for tracking, monitoring, and controlling both fixed and mobile assets. S3’s unique value proposition includes technology designed to accommodate most any customer requirement, data warehousing of tracking data for historical analysis, and a 24/7/365 Monitoring and Support Center (MSC) staffed by specially trained technicians working in conjunction with uniformed authorities. MSC technicians are capable of remotely troubleshooting problems, responding to emergencies, and can take over critical monitoring functions for any client, if necessary.

GlobalGuard(TM) customers include the FBI, the U.S. Dept. of Homeland Security, the U.S. Bureau of Immigration and Customs Enforcement, the San Francisco Unified School District, Fairfax County Public Schools, Inter-State Oil Company, Swain Oil, Snap-On Tools, Gateway Cities of Governments, the Sacramento Air Quality Management District, and more than 400 other government and commercial entities. S3 is headquartered in San Diego, CA.

To contact Satellite Security Corporation: Investor Relations, 877-437-4199, or ir@satsecurity.com

FORWARD LOOKING STATEMENT: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the sustainability of recent growth rates in the market for GPS products and services; whether certain market segments, particularly enterprise security, grow as anticipated; the positioning of Satellite’s and S3’s products in those segments; the competitive environment in the asset tracking and monitoring industry; ability to integrate acquired companies and technology; ability to retain key employees; ability to successfully combine product offerings and customer acceptance of combined products; general market conditions, fluctuations in currency exchange rates, changes to operating systems and product strategy by vendors of operating systems; and whether Satellite and/or S3 can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Satellite’s previously filed Form 10-K and Form 10-Q. Neither Satellite nor S3 undertake any obligation to update or revise forward- looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.